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                     GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.
                          COMPUTATION OF PER SHARE EARNINGS
                                     (UNAUDITED)

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                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
                                                    ------------------------------------
                                                          1997             1996
                                                    ------------------------------------
Common stock outstanding at beginning of
    period........................................        13,010,947       6,448,442
Exercise of stock option..........................             1,000
                                                      --------------     --------------
Common stock outstanding at end of period.........        13,011,947       6,448,442
                                                      --------------     --------------
                                                      --------------     --------------
Weighted average shares outstanding
   during the period assuming exercise of
   warrants.......................................         13,011,302      6,645,157
Shares assumed outstanding approximating
   the number of shares sold (at the net
   offering proceeds per share of $1.26) to fund
   the S Corporation distribution                             -            1,393,550
Shares assumed to be repurchased under
   the treasury stock method at a fair market
   value per share of $1.19 for the three
   months ended March 31, 1996....................                            (2,105)
                                                       --------------    --------------


Total                                                      13,011,302      8,036,602
                                                        --------------   --------------
                                                        --------------   --------------

Net loss data (1996 Pro forma):
Loss before income taxes.........................       $  (1,920,271)   $  (401,373)
Provision (benefit) for income taxes.............                 257        (85,114)
Minority interest in income of subsidiaries......                   -        (45,420)
                                                        --------------   --------------
       Net loss..................................       $  (1,920,528)   $  (361,679)
                                                        --------------   --------------
                                                        --------------   --------------
Net loss per share (1996 Pro forma):
Loss from operations.............................            $  (0.15)      $  (0.04)
Minority interest in loss of subsidiaries........                   -          (0.01)
                                                        --------------    --------------
       Net loss per share........................            $  (0.15)      $  (0.05)
                                                        --------------     --------------

                                                         EXHIBIT 11.1
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